      As filed with the Securities and Exchange Commission on May 19, 1997.
                                                 REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------
                            COLE NATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                34-1453189
       (State or other jurisdiction of                (I.R.S. employer
       incorporation or organization)               identification number)


                                ----------------
                             5915 Landerbrook Drive
                          Mayfield Heights, Ohio 44124
                                 (216) 449-4100
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                        --------------------------------


                                 WAYNE L. MOSLEY
                          Vice President and Controller
                            Cole National Corporation
                             5915 Landerbrook Drive
                          Mayfield Heights, Ohio 44124
                                 (216) 449-4100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        --------------------------------

                                   COPIES TO:

                                 David P. Porter
                           Jones, Day, Reavis & Pogue
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114
                                 (216) 586-3939

                        --------------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after this Registration Statement becomes effective.

                        --------------------------------


         If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        --------------------------------

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF SHARES                     AMOUNT          OFFERING PRICE         AGGREGATE           AMOUNT OF
             TO BE REGISTERED                TO BE REGISTERED      PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock,
 par value $.001 per share.................       79,655              $33.07            $2,634,191            $798.24

===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                        --------------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    Subject to Completion, Dated May 19, 1997
                                  79,655 Shares

                            COLE NATIONAL CORPORATION

                              Class A Common Stock

         This Prospectus relates to 79,655 shares of Class A Common Stock, par value $.001 per share ("Common Stock"), of Cole National Corporation, a Delaware corporation (the "Company") to be offered (the "Offering") by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." This Offering will terminate at 5:00 P.M. Cleveland, Ohio Time on July 31, 1997 unless otherwise extended. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Common Stock is the only class of common stock outstanding and each share of Common Stock is entitled to one vote per share. The shares of Common Stock offered hereby are listed on the New York Stock Exchange under the symbol "CNJ." On May 16, 1997, the closing sales price of the Common Stock on the New York Stock Exchange Composite Tape was $33.25 per share.

                                ---------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF THE COMMON STOCK OFFERED HEREBY.

                                ---------------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The distribution of the shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or such other national stock exchange or such other national stock exchange on which shares of Common Stock are traded, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions, through underwriters, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

         The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company will receive no proceeds from this Offering, but will pay the expenses of registration under the Securities Act of 1933 relating to this offering. See "Plan of Distribution."

                                ---------------


         Any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") and any discount or commission received by them and any profits on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                   The date of this Prospectus is May __, 1997

                              AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site located at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Company's Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

              The Company has filed with the Commission a registration statement (the "Registration Statement," which terms shall include any amendments thereto) on Form S-3 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

              Unless the context otherwise requires, references herein to the "Company" include the Company and its direct and indirect subsidiaries.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

              1. The Company's Annual Report on Form 10-K for the year ended February 1, 1997 (File No. 1-12814).

              2. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed February 14, 1994, as amended April 6, 1994.

              3. The description of the Company's Stockholders' Rights Plan set forth in the Company's Registration Statement on Form 8-A filed September 7, 1995.

              All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from their respective dates of filing. Any statement contained herein or in any document incorporated or deemed to be incorporated shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

              Certain of the documents incorporated by reference contain forward-looking statements. Forward- looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. All forward-looking statements involve risk and uncertainty. Actual results may be materially affected by a variety of factors, some of which may be beyond the control of the Company. See "Risk Factors."

              THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO THE INFORMATION THAT ARE INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO TRACY L. BURMEISTER, SECRETARY, COLE NATIONAL CORPORATION, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 5915 LANDERBROOK DRIVE, MAYFIELD HEIGHTS, OHIO 44124, TELEPHONE NUMBER (216) 449-4100. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT WERE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

                                   THE COMPANY

              Cole National Corporation (the "Company") is a leading national specialty service retailer. The Company's businesses are conducted through two principal operating units: (i) Cole Optical, consisting of Cole Vision Corporation ("Cole Vision") and Pearle Inc. ("Pearle"), which was acquired on November 15, 1996; and (ii) Cole Gift, consisting of Things Remembered, Inc. ("Things Remembered") and Cole Gift Centers, Inc. ("CGC"). Cole Optical is the largest optical retail company in the United States in terms of number of locations. Cole Gift operates the only nationwide chain of gift stores offering "while you shop" gift personalization, key duplicating, engraving, monogramming and related merchandise. The Company differentiates itself from other specialty retailers by providing value-added services at the point of sale at all of its retail locations.

COLE OPTICAL

              Cole Vision operates principally under the "Sears Optical," "Montgomery Ward Vision Center" and "BJ's Optical Department" names. As of February 1, 1997, Cole Vision operated 1,063 departments in 46 states, including 675 departments on the premises of Sears department stores, 213 departments in Montgomery Ward stores, 75 departments in BJ's Wholesale Club stores, 19 departments located in three other retailers and 81 freestanding stores operated under the name "Sears Optical". In November 1996, Cole Vision acquired 73 Sears Optical departments and two freestanding Vision Club stores in Canada. Cole Vision also offers comprehensive eyecare benefits to major employers and health care providers through its managed vision care program. Cole Vision departments are generally operated under a lease or license arrangement through which the host store collects the sales receipts, retains an agreed upon percentage of sales and remits the remainder to Cole Vision on a weekly basis. Cole Vision's product line includes a broad selection of prescription eyeglasses, contact lenses and accessories at all of its locations. At most Cole Vision locations, a doctor of optometry provides eye examination services on the premises. Cole Vision strives to provide its customers with exceptional patient care and value by combining the personal service typically associated with a private doctor of optometry with the broad product selection and cost benefits of a large optical chain. Each of Cole Vision's optical departments are computer linked to its five centralized manufacturing laboratories, enabling it to provide next day delivery on most eyewear when requested by its customers.

              At February 1, 1997, Pearle's operations consisted of 348 company-owned and 338 franchised stores located in 43 states, Canada and the Caribbean. Pearle's highly recognized brand name and slogan, Nobody Cares For Eyes More Than Pearle, have been used for over 15 years. All Pearle stores operate in either an "Express" or "Mainline" store format. Express stores contain a full surfacing lab that can manufacture most glasses in approximately one hour. Mainline stores can manufacture over 50% of prescriptions on-site in approximately one hour. Other prescriptions are sent to a nearby Express location or to the main laboratory in Dallas, which can generally complete orders for next day delivery upon request.

COLE GIFT

              Cole Gift is comprised of personalization gift stores, operated by Things Remembered and CGC, offering "while you shop" gift engraving, key duplicating, glass etching and monogramming, as well as related merchandise. At February 1, 1997, Things Remembered operated 790 locations consisting of 343 kiosks, 364 in-line stores and 83 personalization superstores and CGC operated 501 departments in host stores. Things Remembered and CGC each offer a broad assortment of engravable gift categories and items at prices generally ranging from $10 to $75.

                                  THE OFFERING

              Common Stock offered by the Selling Stockholders.............................  79,655 shares
              Common Stock to be outstanding after the Offering..........................12,122,921 shares (1)
              NYSE symbol..............................................................................CNJ

(1) Excludes 1,398,067 shares issuable upon the exercise of stock options and 81,574 shares issuable upon the exercise of warrants.

                                 USE OF PROCEEDS

              All shares of Common Stock being offered hereby will be sold by the Selling Stockholders for their own account. The Company will not receive any proceeds from such sales.

                                  RISK FACTORS

              Prospective investors in the Common Stock should consider carefully the following factors, in addition to the other information contained in this Prospectus, prior to making an investment in the Common Stock.

LEVERAGE

              The Company owns its operating businesses through Cole National Group, Inc. ("CNG"), a wholly owned subsidiary. Although the Company itself has no outstanding indebtedness (other than capital leases), CNG remains highly leveraged and its debt service requirements will be substantial. As of February 1, 1997, the Company had consolidated long-term debt of $318 million and stockholders' equity of $20 million.

              The Company currently expects that CNG and its subsidiaries will be able to service the principal obligations on their indebtedness out of cash flow from operations. The Company has no significant principal payment obligations under any of its outstanding indebtedness until CNG's 11.25% Senior Notes (the "Senior Notes") mature in 2001. The ability of CNG and its subsidiaries to satisfy their obligations will be primarily dependent upon the future financial and operating performance of the subsidiaries and upon the Company's and CNG's ability to renew or refinance borrowings or to raise additional equity capital. Each of these alternatives is dependent upon financial, business and other general economic factors affecting the subsidiaries and the retailing business in particular, many of which are beyond the control of the Company and its subsidiaries. If CNG and its subsidiaries are unable to generate sufficient cash flow to meet their debt service obligations, they will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt, or selling assets. There can be no assurance that any such alternatives could be accomplished on satisfactory terms. While the Company believes that cash flow from operations along with funds available under the Revolving Credit Facility will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond the Company's control would increase the need for refinancing.

              Upon the occurrence of a "change of control" of the Company, each holder of the Senior Notes and each holder of the 9-7/8% Senior Subordinated Notes due 2006 (the "Notes") would have the right to require the repurchase of all or any part of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereof. At February 1, 1997, the Company had outstanding $165.8 million of the Senior Notes and $150.0 million of the Notes. A "change of control" would occur if a single purchaser or purchasers acting together as a "group" (as defined under the Exchange Act) acquires (through individual market purchases, negotiated transactions, or otherwise) 50% or more of the total voting power of the voting stock of the Company on a fully diluted basis. If such an event does occur, there can be no assurance that the Company would have the ability to finance the repurchase of the Senior Notes or the Notes that are tendered to it.

COMPETITION

              The Company operates in highly competitive businesses. Cole Optical competes with other optical companies, private ophthalmologists, optometrists and opticians and a growing number of health maintenance organizations in a highly fragmented marketplace. Pearle competes on the basis of its highly recognized brand name, one-hour express service and by offering quality eyecare products. Cole Vision competes primarily on the basis of the service it provides as well as price and product quality, and the reputation of its host stores. Cole Gift competes with other gift store retailers on the basis of the value-added point of sale services that it provides as well as price and product quality. Some of the Company's competitors have greater financial resources than the Company.

SEASONALITY

              The Company's business historically has been seasonal with, on average, approximately 30% of the Company's sales and approximately 50% of its operating earnings occurring in the fourth fiscal quarter because of the importance of gift sales during the Christmas retailing season. Although the acquisition of Pearle will moderate the seasonality of the Company due to relatively lower levels of optical sales during the Christmas holiday season, the Company's business will remain seasonal.

RELATIONSHIPS WITH HOST STORES

              The CGC and Cole Vision locations are operated under the names of their respective host stores under leases or licenses, from such host stores, that are terminable upon 60-90 days' notice. The Company has enjoyed excellent relationships with its major host stores for over 40 years and has never had a lease terminated, other than in connection with a store closing, relocation or major remodeling. Although the Company currently has an excellent relationship with its major host stores, there can be no assurance that a major host store will not in the future terminate its relationship with the Company, including the use of the host store's name, in accordance with the terms and conditions of the lease or license between such host store and the Company. There would be a material adverse effect on the Company's financial position and results of operations if a major host store were to terminate its relationship with the Company.

INTEGRATION OF PEARLE AND RISK OF FRANCHISING

              The acquisition of Pearle was the largest acquisition made by the Company. Acquisitions of the magnitude of Pearle are inherently subject to significant risk. There can be no assurance that the Company will be able to integrate the acquired Pearle operations successfully. The full benefits of the integration of the acquired Pearle operations will require some consolidation of Cole Vision's and Pearle's management, control and administrative systems. These steps will require substantial attention from and place substantial demands upon the senior management of Cole Vision and/or the Company, as well as the cooperation of Pearle's management, employees and franchisees. The demands on the Company's existing management caused by the acquisition of Pearle may divert attention from and adversely impact their ability to manage the Company's existing businesses.

              As a result of the acquisition of Pearle, the Company's consolidated gross margin will decline from its historical levels. Pearle has a lower gross margin than the Company due to the higher costs of instore laboratories and lower margin wholesale sales to franchised stores partially offset by franchise royalties, fees and interest income on franchise notes receivable which have no corresponding cost of goods sold.

              In addition, the Company has never operated as a franchisor and will be required to operate such business in accordance with applicable franchise laws and regulations. The Company's plans for Pearle depend, in part, on the Company's ability to continue Pearle's franchised operations, to improve Pearle's relationships with its franchisees, and to attract new franchisees. The Company's flexibility in making changes to Pearle's franchisee operation is limited by the terms of the agreements entered into with the franchisees, laws and regulations governing the relationship with the franchisees and other obligations. As a result, the ability of the Company to realize the benefits from the acquisition of Pearle may be limited with respect to the Pearle franchise operation.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

              The Company currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. The operations of the Company are and are expected to be conducted through its direct and indirect subsidiaries. The covenants in certain debt instruments to which CNG or its subsidiaries are a party restrict the ability of CNG and it subsidiaries to make distributions to the Company to enable the Company to pay dividends. The amount of dividends that may be paid under each of these agreements is based in part on the operating results of the Company's subsidiaries, and there can be no assurance as to the amount or frequency of dividends that can be paid to the Company in future years.

ANTI-TAKEOVER PROVISIONS

              Certain provisions of the Company's Certificate of Incorporation and By-Laws and of the Delaware General Corporation Law could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. In addition, the Company has adopted a stockholders' rights plan that includes certain provisions which could have similar anti-takeover effects. Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

              The shares of Common Stock offered hereby will be freely transferable by persons who are not affiliates of the Company without restriction or further registration under the Securities Act. Virtually all of the Common Stock, other than shares held by affiliates of the Company, are freely tradable. Shares of Common Stock held by affiliates of the Company are subject to limitations on the volume that may be sold other than sales pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including sales pursuant to Rule 144 promulgated thereunder. The sale or issuance or the potential for sale of additional shares by the Company or the issuance of shares held by affiliates could have an adverse impact on the market price of the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

              The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the price at which the shares of Common Stock are sold. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may adversely affect the market price of the Common Stock.

OTHER FACTORS AFFECTING FUTURE PERFORMANCE

              The Company's future liquidity, financial condition and operating results may be materially affected by a variety of factors, some of which may be beyond the control of the Company, including the Company's ability to select and stock merchandise attractive to customers, general economic cycles affecting consumer spending, weather factors affecting retail operations, its quality controls in optical manufacturing and engraving, operating factors affecting customer satisfaction, the mix of goods sold, pricing and other competitive factors, and the seasonality of the Company's businesses.

                             SELLING SECURITYHOLDERS

              The following table sets forth information as to the ownership of Common Stock as of May 7, 1997 by the Selling Stockholders listed below. Except as noted, the Selling Stockholders were issued shares of Common Stock pursuant to the exercise of warrants in accordance with the Warrant Agreement by and among the Company and the warrantholders thereto, dated as of March 6, 1992 (the "Warrant Agreement"). None of the Selling Stockholders are directors, executive officers or employees of the Company.

                                    Shares of Common                   Number of   Shares of Common
                                    Stock Beneficially                 Shares      Stock Beneficially
Name of Beneficial                  Owned Prior to the                 Offered     Owned After the
Owner                               Offering                           Hereby      Offering
--------------------------         -------------------------           --------    --------------------------------
                                    Number        Percentage                       Number                Percentage
                                    ------        ----------                       ------                ----------

Bankers Trust Investment
      Partners, Inc.                   3,349         *                 3,349            0                 0
Basil Venture Partners(1)              2,679         *                 2,679            0                 0
William Boyce                          1,735         *                 1,735            0                 0
Leo R. Breitman                        1,408         *                   858          550                 *
Geoffrey J. Colvin(1)                  2,077         *                 2,077            0                 0
John F. Downie (2)                    17,408         *                   731       16,677                 *
Resa Eppler(1)                         2,077         *                 2,077            0                 0
Stephen A. Goldberger                    470         *                   343          127                 *
Lewis Henkind                          1,201         *                 1,201            0                 0
Donaldson, Lufkin & Jenrette
      Securities Corporation (3)      46,694         *                46,694            0                 0
Allyn Levy                             1,715         *                 1,715            0                 0
William Mack                           1,344         *                   858          486                 *
Melvin B. Nessel
        Revocable Trust                2,058         *                 2,058            0                 0
Eileen Nickman                           524         *                   524            0                 0
The Opportunity Fund
        Limited Partnership              515         *                   515            0                 0
Eugene Ribakoff                        2,450         *                   858        1,592                 *
Albert J. Sandler                        953         *                   858           95                 *
Stephenson Enterprises(4)             16,310         *                 3,087       13,223                 *
Tessa Fund                               813         *                   343          470                 *
Trilev Associates                     10,161         *                 4,288        5,873                 *
Jeffrey I. Werbalowsky                 2,355         *                   730        1,625                 *
John R. Wolff(1)                       2,077         *                 2,077            0                 0
                                    --------     -----           -----------     --------            ------

         Total                       120,373          1%              79,655       40,718                 *

* Represents less than one percent of outstanding stock.

(1) Does not include shares of Common Stock individually owned by certain partners of Basil Venture Partners; namely, Messrs. Colvin and Wolff and Ms. Eppler's spouse. In addition, the shares of Common Stock listed for Messrs. Colvin and Wolff and Ms. Eppler do not include the shares owned by Basil Venture Partners.

(2) Mr. Downie was Senior Vice President and General Counsel of the Company until February 25, 1995 and Secretary of the Company until February 2, 1996.

(3) This Selling Stockholder acquired its shares of Common Stock that are registered for sale through this Prospectus by purchasing shares of Common Stock received upon exercise of warrants pursuant to the Warrant Agreement.

(4) Includes 1,029 shares of Common Stock issued to Stephenson Enterprises and 2,058 shares of Common Stock issued to Stephenson Ventures upon exercise of warrants pursuant to the Warrant Agreement.

                              PLAN OF DISTRIBUTION

              The Selling Stockholders may effect such transactions by selling shares to or through other broker-dealers or underwriters, and such other broker-dealers of underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom they may act as agent (which compensation will be disclosed in a supplemental prospectus).

              If the sale of any shares is effected through underwriters, such underwriters will be named in a supplemental prospectus. The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealers or others who may be deemed underwriters may be entitled under agreements entered into with the Company and the Selling Stockholders to indemnification against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

              The Company has advised the Selling Stockholders that this Offering will terminate on July 31, 1997. No offers or sales may be made in reliance on this Prospectus following July 31, 1997.

                                  LEGAL MATTERS

              The validity of the Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                     EXPERTS

              The audited consolidated financial statements and financial statement schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================







No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any person deemed to be an underwriter within the meaning of the Securities Act. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.


             -----------------------------------------------------

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

Available Information................................................     2
Incorporation of Certain
  Documents by Reference.............................................     2
The Company..........................................................     4
Use of Proceeds......................................................     5
Risk Factors.........................................................     5
Selling Securityholders..............................................     8
Plan of Distribution.................................................     9
Legal Matters........................................................     9
Experts..............................................................     9





================================================================================









================================================================================



                                      79,655 Shares

                            Cole National Corporation

                              Class A Common Stock




                            ------------------------

                                   PROSPECTUS

                            ------------------------


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Shares being registered hereby, other than underwriting discounts and commissions.


Securities and Exchange Commission registration fee....................$    799
Printing costs.....................................................       1,000
Accounting fees and expenses.......................................       3,000
Legal fees and expenses............................................       7,000
Miscellaneous expenses................................................... 1,201
                                                                       --------

              Total....................................................$ 13,000
                                                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Article Seventh of the Company's Certificate provides that the Company will indemnify its officers, directors and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or any other applicable laws as from time to time may be in effect and that the Company may enter into agreements which provide for indemnification greater or different from that provided in the Certificate. In addition, the Company has provided in Article Eighth of its Certificate that no director will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duty as a director, to the full extent permitted by the DGCL or any other applicable laws as from time to time may be in effect. The Certificate further provides that any repeal or modification of Article Seventh or Article Eighth will not adversely affect the right or protection existing under such provision prior to such repeal or modification.

              Subsection (a) of the Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

              Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

              Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it is ultimately determined that he is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

              The Company has entered into indemnity agreements (the "Indemnity Agreements") with the current Directors and executive officers of the Company and expects to enter into similar agreements with any Director or those executive officers designated by the Board of Directors of the Company elected or appointed in the future at the time of their election or appointment.

              Pursuant to the Indemnity Agreements, the Company will indemnify a Director or officer of the Company (the "Indemnitee") if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a Director or officer of the Company, or is or was serving at the request of the Company in certain capacities with another entity, against any and all costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is available to the Indemnitee unless it proved by clear and convincing evidence that the Indemnitee's action or failure to act was not in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

              The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Company with a written promise that
(i) he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil, criminal, administrative, or investigative action, suit, proceeding or claim and (ii) he will repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

              Under the Company's Director and Officer Liability Insurance Policy, each director and certain officers of the Company are insured against certain liabilities which might arise in connection with their respective positions with the Company.

ITEM 16.  EXHIBITS.

              The following Exhibits are filed herewith and made a part hereof:

Exhibit
Number                              Description of Document
------                              -----------------------

 4.1 Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibit 3.1(i) of the Company's Annual Report on Form 10-K for the period ended February 3, 1996 (File No. 1-12814).

 4.2 Amended and Restated By-Laws of the Company is incorporated herein by reference to Exhibit 3.2(ii) of the Company's Annual Report on Form 10-K for the period ended February 3, 1996 (File No. 1-12814).

 4.3 Indenture dated as of September 30, 1993 between CNG and Norwest Bank Minnesota, N.A., as trustee, relating to the 11 1/4% Senior Notes due 2001 (the form of which Senior Note is included in such Indenture) is incorporated herein by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the period ended February 3, 1996 (File No. 1-12814).

 4.4 Rights Agreement dated as of August 22, 1995 by and between the Company and National City Bank as Rights Agent, is incorporated herein by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-K for the year ended February 3, 1996 (File No. 1-12814).

 4.5 Indenture dated November 15, 1996, by and among Cole National Group, Inc. and Norwest Bank Minnesota, National Association, as trustee, relating to the 97/8% Senior Subordinated Notes due 2006 (the form of which Senior Subordinated Note is included in such Indenture) is incorporated herein by reference to Exhibit 4.1 of the Company's Report on Form 8-K filed with the Commission on December 2, 1996 (File No. 1-12814).

 4.6 The Company by this filing agrees, upon request, to file with the Commission the instruments defining the rights of holders of long-term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of total assets of the Company and its subsidiaries on a consolidated basis.

 5.1 Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.

23.1              Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                  5.1).

23.2              Consent of Arthur Andersen LLP.

24.1              Power(s) of Attorney.

ITEM 17.  UNDERTAKINGS.

         The undersigned Company hereby undertakes:

                  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

                  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(a) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(a) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In that event that a claim for indemnification against such liabilities (other that the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on May 19, 1997.

                                         COLE NATIONAL CORPORATION

                                         By:         /s/ WAYNE L. MOSLEY
                                             ----------------------------------
                                               Wayne L. Mosley
                                               Vice President and Controller

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                                         Title                               Date
                    ---------                                         -----                               ----

                          *                        Chairman and Chief Executive Officer          May 19, 1997
---------------------------------------            and Director (Principal Executive
                 Jeffrey A. Cole                   Officer and Principal Financial
                                                   Officer)


                          *                        President, Chief Operating Officer            May 19, 1997
---------------------------------------            and Director
                 Brian B. Smith


               /s/ WAYNE L. MOSLEY                 Vice President and Controller                 May 19, 1997
---------------------------------------            (Principal Accounting Officer)
                 Wayne L. Mosley

                         *                         Director                                      May 19, 1997
---------------------------------------
                Timothy F. Finley


                          *                        Director                                      May 19, 1997
---------------------------------------
                  Irwin N. Gold


                          *                        Director                                      May 19, 1997
---------------------------------------
                 Peter V. Handal


                          *                        Director                                      May 19, 1997
---------------------------------------
                Charles A. Ratner


* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which are being filed herewith with the Securities and Exchange Commission on behalf of such officers and directors.

        /s/ WAYNE L. MOSLEY
-------------------------------------------
     Wayne L. Mosley, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                                    Description of Document
------                                    -----------------------

   4.1 Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibit 3.1(i) of the Company's Annual Report on Form 10-K for the period ended February 3, 1996 (File No. 1-12814).

   4.2 Amended and Restated By-Laws of the Company is incorporated herein by reference to Exhibit 3.2(ii) of the Company's Annual Report on Form 10-K for the period ended February 3, 1996 (File No. 1-12814).

   4.3 Indenture dated as of September 30, 1993 between CNG and Norwest Bank Minnesota, N.A., as trustee, relating to the 11 1/4% Senior Notes due 2001 (the form of which Senior Note is included in such Indenture) is incorporated herein by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the period ended February 3, 1996 (File No. 1-12814).

   4.4 Rights Agreement dated as of August 22, 1995 by and between the Company and National City Bank as Rights Agent, is incorporated herein by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-K for the year ended February 3, 1996 (File No. 1-12814).

   4.5 Indenture dated November 15, 1996, by and among Cole National Group, Inc. and Norwest Bank Minnesota, National Association, as trustee, relating to the 97/8% Senior Subordinated Notes due 2006 (the form of which Senior Subordinated Note is included in such Indenture) is incorporated herein by reference to Exhibit 4.1 of the Company's Report on Form 8-K filed with the Commission on December 2, 1996 (File No. 1-12814).

   4.6 The Company by this filing agrees, upon request, to file with the Commission the instruments defining the rights of holders of long-term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of total assets of the Company and its subsidiaries on a consolidated basis.

   5.1 Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.

  23.1            Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                  5.1).

  23.2            Consent of Arthur Andersen LLP.

  24.1            Power(s) of Attorney.